Exhibit 3.1

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

SABRE CORPORATION

The present name of the corporation is Sabre Corporation. The corporation was incorporated under the name “Sovereign Holdings, Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on December 11, 2006. This Fourth Amended and Restated Certificate of Incorporation of the corporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the “DGCL”). The Certificate of Incorporation of the corporation is hereby amended, integrated and restated to read in its entirety as follows:

Article I - Name

The name of the corporation (hereinafter referred to as the “Corporation”) is Sabre Corporation.

Article II - Agent

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle in the State of Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

Article III - Purpose

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Article IV - Stock

Section 1.     Authorized Stock. The total number of shares of stock that the Corporation shall have authority to issue is 1,225,000,000 shares of capital stock, consisting of:

1,000,000,000 shares of common stock with a par value of $0.01 per share (the “Common Stock”); and

225,000,000 shares of preferred stock with a par value of $0.01 per share (the “Preferred Stock”).

Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

Section 2.    Preferred Stock.

(a)    The Board of Directors of the Corporation (the “Board of Directors”) is hereby authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, without approval of the stockholders of the Corporation, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers (including voting powers, if any), preferences and relative, participating, optional or other special rights, if any, of the shares of each such series, and the qualifications, limitations and restrictions thereof, if any. Each such series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, as shall be authorized by the Board of Directors and stated in the applicable Preferred Stock Designation.

(b)    The Common Stock shall be subject to the express terms of any series of Preferred Stock. Except as expressly provided in a Preferred Stock Designation or required by applicable law, shares of Preferred Stock shall not entitle the holders thereof to vote at or receive notice of any meeting of stockholders.

(c)    No holder of shares of Preferred Stock shall be entitled to any pre-emptive rights, unless specifically authorized by the Board of Directors in a Preferred Stock Designation.

Section 3.    Common Stock.

(a)    Voting. Except as otherwise expressly provided herein or the relevant Preferred Stock Designation of any class or series of Preferred Stock or required by law, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters submitted to a vote of the stockholders of the Corporation. Except as otherwise expressly provided herein or required by law, each holder of outstanding shares of Common Stock shall be entitled to one vote in respect of each share of Common Stock held thereby of record on the books of the Corporation for the election of directors and on all other matters submitted to a vote of stockholders of the Corporation. Except as otherwise required by law, shares of Common Stock shall not entitle the holders thereof to vote on any amendment to this Certificate of Incorporation (including to a Preferred Stock Designation) that alters or changes the powers, preferences, rights or other terms of solely one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, separately or together with the holders of one or more other such series, to vote on such amendment pursuant to this Certificate of Incorporation (including a Preferred Stock Designation) or pursuant to the DGCL, or if no vote of stockholders is required pursuant to the DGCL.

(b)    Dividends. Subject to applicable law, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion, subject to any preferential dividend rights of outstanding Preferred Stock as expressly set forth herein or in the relevant Preferred Stock Designation.

(c)    Liquidation. Upon any liquidation, dissolution or winding up of the affairs of the Corporation and its subsidiaries, whether voluntary or involuntary (a “Liquidation Event”), after the payment or provision for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of any outstanding class or series of Preferred Stock may be entitled pursuant to the terms thereof with respect to the distribution of assets in liquidation, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the Corporation available for distribution. The term “Liquidation Event” shall not be deemed to be occasioned by or to include any voluntary consolidation, reorganization, conversion or merger of the Corporation with or into any other corporation or entity or other corporations or entities or a sale, lease or conveyance of all or a part of the Corporation’s assets.

(d)    No Pre-Emptive Rights. Shares of Common Stock shall not entitle any holder thereof to any pre-emptive, subscription, redemption or conversion rights.

Article V - Existence

The Corporation is to have perpetual existence.

Article VI – Board of Directors

Section 1.    Number and Classification.

(a)    Number. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not fewer than 5 individuals, nor more than 13 individuals (exclusive of directors referred to in Section 1(e) of this Article VI). The exact number of directors shall be determined from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office.

(b)    Classes. Other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to Section 1(e) of this Article VI, the Board of Directors shall be divided into three classes, with the term of office of one class expiring at each annual meeting of stockholders (each annual meeting of stockholders, an “Annual Meeting”), and with directors of each class the term of which expires at that Annual Meeting being elected for a term expiring at the third Annual Meeting following election and until the election and qualification of their respective successors in office. For so long as there are three classes of directors, each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Notwithstanding the foregoing, at the 2019 Annual Meeting, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2020 Annual Meeting; at the 2020 Annual Meeting, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2021 Annual Meeting; and at each annual meeting of stockholders of the Corporation thereafter, the directors shall be elected for terms expiring at the next succeeding Annual Meeting, with each director to hold office until his or her successor shall have been duly elected and qualified. Commencing with the 2021 Annual Meeting, the classification of the Board of Directors shall cease.

(c)    Election of Directors. The directors shall be elected in the manner set forth in the Bylaws.

(d)    Written Ballot Required. Unless and except to the extent that the Bylaws of the Corporation (the “Bylaws”) shall so require, the election of directors of the Corporation need not be by written ballot.

(e)    Preferred Stock Directors. Notwithstanding the foregoing and notwithstanding Section 2 of this Article VI, during any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Section 2 of Article IV, then upon commencement and for the duration of the period during which such right continues: (i) the total number of directors of the Corporation authorized pursuant to Section 1(a) of this Article VI shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant this Section 1(e) of this Article VI, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

Section 2.    Vacancies and Newly Created Directorships. Unless otherwise required by applicable law, any newly created directorship that results from an increase in the number of directors, or any vacancy that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a newly created directorship shall hold office for the remaining term of the class, if any, to which such director shall have been elected, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

Section 3.    Removal. Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Section 2 of Article IV and any resolution or resolutions adopted by the Board of Directors pursuant thereto, any director may be removed from office at any time, with or without cause, only by the affirmative vote of the holders of at least a majority of the voting power of the outstanding Common Stock.

Article VII – Liability of Directors and Officers and Certain Other Persons

Section 1.    Elimination of Certain Liability of Directors. To the fullest extent authorized by the DGCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.

Section 2.    Indemnification of Directors, Officers and Certain Other Persons. The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented, indemnify any and all current or former directors and officers of the Corporation from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section; provided, however, that except with respect to proceedings to enforce rights to indemnification, the Bylaws may provide that the Corporation shall indemnify any current or former director or officer in connection with a proceeding (or a part thereof) initiated by such director or officer only if such proceeding (or part thereof) was authorized by the Board of Directors. The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented, have the power to advance expenses to any and all current or former directors and officers of the Corporation and to provide indemnification or advance expenses to any and all current or former employees and agents of the Corporation or other persons.

Article VIII – Corporate Opportunity

Section 1.    Corporate Opportunity.

(a)    Notwithstanding any provision of this Certificate of Incorporation to the contrary, to the fullest extent permitted by applicable law, if any Exempted Person acquires knowledge of a potential Corporate Opportunity or otherwise is then exploiting any Corporate Opportunity, the Corporation and its Affiliates and Subsidiaries shall have no interest or expectancy in such Corporate Opportunity, or in being offered an opportunity to participate in such Corporate Opportunity, and any interest or expectancy in any Corporate Opportunity or any expectation in being offered the opportunity to participate in any Corporate Opportunity is hereby renounced and waived so that, such Exempted Person, to the fullest extent permitted by applicable law, (i) shall have no duty (fiduciary, contractual or otherwise) to communicate or present such Corporate Opportunity to the Corporation or any of its Affiliates or Subsidiaries or any stockholder; (ii) shall have the right to hold or pursue, directly or indirectly, any such Corporate Opportunity for such Exempted Person’s own account and benefit or such Exempted Person may direct such Corporate Opportunity to another Person; and (iii) shall not be liable to the Corporation, any of its Affiliates or Subsidiaries, their respective Affiliates or their respective direct or indirect partners, members, or stockholders, for breach of any duty (fiduciary, contractual or otherwise) as a stockholder, director or officer of the Corporation or otherwise by reason of the fact that it pursues or acquires such Corporate Opportunity, directs such Corporate Opportunity to another Person or does not communicate information regarding such Corporate Opportunity to the Corporation or any of its Affiliates or Subsidiaries.

(b)    The Corporation hereby expressly acknowledges and agrees, in accordance with the preceding subsection (a), that the Exempted Persons have the right to, and shall have no duty (contractual or otherwise) not to, (i) directly or indirectly engage in the same or similar business activities or lines of business as the Corporation or any of its Affiliates or Subsidiaries engages or proposes to engage, on such Exempted Person’s own behalf, or in partnership with, or as an employee, officer, director, member or stockholder of any other Person, including those lines of business deemed to be competing with the Corporation or any of its Subsidiaries; (ii) do business with any potential or actual customer or supplier of the Corporation or any of its Affiliates or Subsidiaries; and (iii) employ or otherwise engage any officer or employee of the Corporation or any of its Affiliates or Subsidiaries. The Corporation hereby expressly acknowledges and agrees that neither the Corporation nor any of its Affiliates or Subsidiaries nor any stockholder shall have any rights in and to the business ventures of any Exempted Person, or the income or profits derived therefrom. To the fullest extent permitted by law, none of the Exempted Persons shall be liable to the Corporation, any of its Affiliates or Subsidiaries, their respective Affiliates or their respective direct or indirect partners, members, or stockholders, for breach of any duty (fiduciary, contractual or otherwise) as a stockholder, director or officer of the Corporation or otherwise by reason that such Exempted Person is engaging in any activities or lines of business or competing with the Corporation or its Subsidiaries.

(c)    The Corporation hereby acknowledges and agrees that, to the fullest extent permitted by applicable law, (i) in the event of any conflict of interest between the Corporation or any of its Subsidiaries, on the one hand, and any Exempted Person, on the other hand, such Exempted Person may act in its best interest or in the best interest or any other Exempted Person and (ii) no Exempted Person shall be obligated to (A) reveal to the Corporation or any of its Subsidiaries confidential information belonging to or relating to the business of any Exempted Person or (B) recommend or take any action in its capacity as stockholder, director or officer, as the case may be, that prefers the interest of the Corporation or any of its Subsidiaries over the interest of any Exempted Person.

(d)    The Company hereby acknowledges and agrees that, an Exempted Person may have access to information about the Company that will enhance such Person’s knowledge and understanding of the industries in which the Company operates and that, to the fullest extent permitted by applicable law, there is no restriction on such Exempted Person from using such knowledge and understanding in connection with (i) any Corporate Opportunity, (ii) any business activities or lines of business, including those lines of business deemed to be competing with the Corporation or any of its direct or indirect subsidiaries, or (iii) otherwise making investment, voting, monitoring, governance or other decisions relating to other entities or securities.

Section 2.    Deemed Notice. Any Person purchasing or otherwise acquiring any interest in any shares of the capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article VIII.

Section 3.    Severability. If this Article VIII or any portion hereof shall be invalidated or held to be unenforceable on any ground by any court of competent jurisdiction, the decision of which shall not have been reversed on appeal, this Article VIII shall be deemed to be modified to the minimum extent necessary to avoid a violation of law and, as so modified, this Article VIII and the remaining provisions hereof shall remain valid and enforceable in accordance with their terms to the fullest extent permitted by law.

Neither the alteration, amendment or repeal of this Article VIII nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such alteration, amendment, repeal or adoption. Following the repeal of this Article VIII, any contract, agreement, arrangement or transaction involving a Corporate Opportunity shall not by reason thereof result in any breach of any fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Corporation or derivation of any improper benefit or personal economic gain, but shall be governed by the other provisions of this Certificate of Incorporation, the Bylaws, the DGCL and other applicable law.

Section 4.    Effect of Stockholders’ Agreement; Exempted Persons. The provisions of Sections 1 through 4 of this Article VIII (i) shall be supplemental to any procedures regarding Corporate Opportunities specified in the Stockholders’ Agreement and (ii) shall continue with respect to an Exempted Person related to a Controlling Owner until the first date that both of the following conditions are true: (A) such Controlling Owner, as applicable, is not entitled to designate for nomination at least one (1) individual to the Board of Directors of the Corporation pursuant to the Stockholders’ Agreement and (B) no individual is serving on the Board of Directors who has at any time been designated as a nominee by such Controlling Owner.

Section 5.      Definitions. For the purposes of this Article VIII,

(a)    “Corporate Opportunity” means (i) an investment or business opportunity or activity, including without limitation those that might be considered the same as or similar to the Corporation’s business or the business of any Affiliate or Subsidiary of the Corporation, including those deemed to be competing with the Corporation or any Affiliate or Subsidiary of the Corporation, or (ii) a prospective economic or competitive advantage in which the Corporation or any Affiliate or Subsidiary of the Corporation could have an interest or expectancy. In addition to and notwithstanding the foregoing, a Corporate Opportunity shall not be deemed to be a potential opportunity for the Corporation or any Affiliates or Subsidiary if it is a business opportunity that (i) the Corporation, Affiliate or Subsidiary, as applicable, is not financially able or contractually permitted or legally able to undertake, (ii) from its nature, is not in the line of the Corporation’s, Affiliate’s or Subsidiary’s, as applicable, business or is of no practical advantage to it or (iii) is one in which the Corporation, Affiliate or Subsidiary, as applicable, has no interest or reasonable expectancy.

(b)    “Exempted Person” means each Silver Lake Affiliated Person or TPG Affiliated Person, as applicable.

(c)    “Subsidiary” with respect to any Person means: (i) a corporation, a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, without regard to whether the voting of such capital stock is subject to a voting agreement or similar restriction, (ii) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (A) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (B) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company or (iii) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (A) the power to elect or direct the election of a majority of the members of the governing body of such Person (whether or not such power is subject to a voting agreement or similar restriction) or (B) in the absence of such a governing body, a majority ownership interest.

(d)    “Silver Lake Affiliated Person” means, each of Silver Lake and all of its respective partners, principals, directors, officers, members, managers, managing directors, advisors, consultants and employees, Silver Lake’s Affiliates, the directors designated for nominated by Silver Lake pursuant to the Stockholders’ Agreement, or any officer of the Corporation that is an Affiliate of Silver Lake.

(e)    “TPG Affiliated Person” means, each of TPG and all of its respective partners, principals, directors, officers, members, managers, managing directors, advisors, consultants and employees, TPG’s Affiliates, the directors designated for nominated by TPG pursuant to the Stockholders’ Agreement, or any officer of the Corporation that is an Affiliate of TPG.

Article IX – Stockholder Action

Section 1.    Actions at Meetings Duly Called; No Written Consents. Except as may be otherwise expressly provided with respect to the holders of any series of Preferred Stock in any Preferred Stock Designation, any action required or permitted to be taken by the stockholders of the Corporation may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders.

Section 2.    Regulation of Stockholder Submissions. The Bylaws may establish procedures regulating the submission by stockholders of nominations, proposals and other business for consideration at meetings of stockholders of the Corporation.

Section 3.    Special Meetings. Subject to the rights of the holders of Preferred Stock, special meetings of the stockholders of the Corporation may be called at any time only by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors then in office or by the Chairman of the Board of Directors.

Article X – Amendment of Certificate of Incorporation

Subject to any requirement of applicable law and to any voting rights granted to or held by the holders of any series of Preferred Stock, the Corporation reserves the right from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL at the time in force, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article X.

Article XI – Bylaws

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, make, alter, amend or repeal the Bylaws of the Corporation.

Article XII – Section 203 of the DGCL

Section 203 of the DGCL shall apply to the Corporation.

Article XIII – Forum Selection

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (iii) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or Bylaws (as either may be amended and/or restated from time to time), or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case subject to said court having personal jurisdiction over the indispensable parties named as defendants therein; provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware. To the fullest extent permitted by law, any person purchasing or otherwise acquiring any interest in shares of the Common Stock of the Corporation shall be deemed to have notice of and consents to the provisions of this Article XIII.

Article XIV – Definitions

(a)    “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. For this purpose, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of management and policies of the party, whether through the ownership of voting securities, by contract, or otherwise.

(b)    “Controlling Owners” means Silver Lake and/or TPG.

(c)    “Person” means any individual, corporation, partnership, unincorporated association or other entity.

(d)    “Stockholders’ Agreement” means the Stockholders Agreement by and among the Corporation, Silver Lake, TPG, the Co-Invest and the other stockholders party thereto from time to time, as amended from time to time.

(e)    [Reserved]

(f)    As used herein, the phrase “total number of directors then in office” shall not be deemed to permit the taking of any action when the total number of directors then in office is less than a quorum, except with respect to the filling of vacancies and newly created directorships pursuant to Section 2 of Article VI hereof.

IN WITNESS WHEREOF, this Fourth Amended and Restated Certificate of Incorporation of the Corporation has been executed by its duly authorized officer this 23rd day of April, 2019.

SABRE CORPORATION

By:	/s/ Steve Milton
	Name:	Steve Milton
	Title:	Corporate Secretary